UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

    Blumenthal,                      Randall             A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        New York             10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    StorageNetworks, Inc.
    (STOR)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

    May/2001
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)


                          Former Director
               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/03/01  |        |   |    170,000    |  D  |  $14.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/03/01  |        |   |     30,000    |  D  |  $14.25  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $14.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.01  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.04  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.07  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.08  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.09  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.10  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.11  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.17  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $14.20  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.30  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.32  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.35  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.38  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.48  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $14.52  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $14.59  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.64  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $14.67  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $14.70  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.77  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $14.87  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.03  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.09  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     25,000    |  D  |  $15.10  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.15  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     35,000    |  D  |  $15.16  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.17  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     25,000    |  D  |  $15.18  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     35,000    |  D  |  $15.20  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.21  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $15.22  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.24  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     30,000    |  D  |  $15.25  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.29  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.30  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.31  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.33  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.34  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |    120,000    |  D  |  $15.35  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.37  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.38  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.40  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.42  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.43  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.45  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     60,000    |  D  |  $15.50  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.51  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.52  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.53  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     20,000    |  D  |  $15.54  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.55  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     50,000    |  D  |  $15.60  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     50,000    |  D  |  $15.65  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |    125,000    |  D  |  $15.70  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |    155,000    |  D  |  $15.75  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.77  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.78  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.79  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.80  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     15,000    |  D  |  $15.81  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.88  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $15.90  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.95  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.97  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $15.99  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.14  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.17  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.19  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.20  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.22  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.24  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $16.27  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |     10,000    |  D  |  $16.31  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.36  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/04/01  |        |   |      5,000    |  D  |  $16.40  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |    150,000    |  D  |  $16.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |     24,000    |  D  |  $16.10  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |     25,000    |  D  |  $16.15  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |     25,000    |  D  |  $16.20  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |      1,000    |  D  |  $16.30  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |    100,000    |  D  |  $16.50  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/07/01  |        |   |     50,000    |  D  |  $16.70  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/08/01  |        |   |     92,000    |  D  |  $16.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/08/01  |        |   |     50,000    |  D  |  $16.15  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/08/01  |        |   |     45,000    |  D  |  $16.25  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/08/01  |        |   |     55,000    |  D  |  $16.30  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/09/01  |        |   |    245,000    |  D  |  $16.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/09/01  |        |   |     25,000    |  D  |  $16.02  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/09/01  |        |   |     30,000    |  D  |  $16.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/09/01  |        |   |     48,000    |  D  |  $16.25  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/09/01  |        |   |     35,000    |  D  |  $16.40  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  05/17/01  |        |   |     20,000    |  D  |  $22.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     10,000    |  D  |  $22.15  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     25,000    |  D  |  $22.25  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     20,000    |  D  |  $22.42  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     10,000    |  D  |  $22.47  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     25,000    |  D  |  $22.50  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     10,000    |  D  |  $22.51  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     23,000    |  D  |  $22.52  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     20,000    |  D  |  $22.57  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     35,000    |  D  |  $22.68  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     47,000    |  D  |  $22.70  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |    100,000    |  D  |  $22.80  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |    100,000    |  D  |  $22.90  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     15,000    |  D  |  $23.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/17/01   |        |   |     20,000    |  D  |  $23.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/18/01   |        |   |    115,000    |  D  |  $22.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/18/01   |        |   |     10,000    |  D  |  $22.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     70,000    |  D  |  $22.00  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     15,000    |  D  |  $22.03  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |      5,000    |  D  |  $22.05  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     92,500    |  D  |  $22.10  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     15,000    |  D  |  $22.15  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     35,000    |  D  |  $22.20  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     32,500    |  D  |  $22.25  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     15,000    |  D  |  $22.30  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     10,000    |  D  |  $22.35  |              |    I    |   01,02  |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  5/21/01   |        |   |     30,000    |  D  |  $22.50  |8,587,447(02) |    I    |   01,02  |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |       |               |                 |                        |       |9.      |10.   |      |
               |        |        |       |               |                 |                        |       |Number  |Owner-|      |
               |        |        |       |               |                 |                        |       |of      |ship  |      |
               |2.      |        |       |               |                 |                        |       |Deriv-  |of    |      |
               |Conver- |        |       | 5.            |                 |7.                      |       |ative   |Deriv-|11.   |
               |sion    |        |       | Number of     |                 |Title and Amount        |       |Secur-  |ative |Nature|
               |or      |        |       | Derivative    |6.               |of Underlying           |8.     |ities   |Secur-|of    |
               |Exer-   |        |4.     | Securities    |Date             |Securities              |Price  |Bene-   |ity:  |In-   |
               |cise    |3.      |Trans- | Acquired (A)  |Exercisable and  |(Instr. 3 and 4)        |of     |ficially|Direct|direct|
               |Price   |Trans-  |action | or Disposed   |Expiration Date  |------------------------|Deriv- |Owned   |(D) or|Bene- |
1.             |of      |action  |Code   | of (D)        |(Month/Day/Year) |             |Amount    |ative  |at End  |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr | (Instr. 3,    |-----------------|             |or        |Secur- |of      |direct|Owner-|
Derivative     |ative   |(Month/ |8)     | 4 and 5)      |Date    |Expira- |             |Number    |ity    |Month   |(I)   |ship  |
Security       |Secur-  |Day/    |------ | ------------- |Exer-   |tion    |             |of        |(Instr.|(Instr. |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code |V|  (A)| (D)     |cisable |Date    |Title        |Shares    |5)     |4)      |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |        |        |     | |     |         |        |        |             |          |       |        |      |      |
(right to buy) |  $8.00 |        |     | |     |         |   03   |01/27/10|Common Stock |    25,000|       | 25,000 |  03  | 01,03|
====================================================================================================================================

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any. The Reporting Person ceased to be a director of StorageNetworks, Inc., effective May 15, 2001.

02: The securities reported herein as sold were sold and were beneficially owned by certain investment partnerships of which affiliates of Goldman Sachs and GS Group are the general partner or managing partner (the "Limited Partnerships").

As of May 15, 2001, Goldman Sachs and GS Group may be deemed to own beneficially and indirectly, in aggregate, 8,587,447 shares of Common Stock through the Limited Partnerships. Goldman Sachs is the investment manager of certain of the Limited Partnerships.

03: These options were granted pursuant to the Issuer's Amended and Restated 1998 Stock Incentive Plan to the Reporting Person. These options are immediately exercisable in full, subject to the Issuer's right to repurchase a percentage of any shares of Common Stock issued upon exercise of these options ("Shares"), as follows: If the Reporting Person ceases to be either an employee, officer or director of the Issuer at any time during the 12 month period between 01/26/01 and 01/26/02, the Issuer has the right to repurchase 50% of the Shares. These repurchase rights of the Issuer terminate in any event upon certain acquisition events of the Issuer or upon the death or disability of the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds such options for the benefit of GS Group.







By:  s/ Roger S. Begelman                                       June 11, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.